Exhibit 10.6
APPENDIX A
Insperity, Inc. Directors Compensation Plan
(Amended and Restated as of August 15, 2012)

Directors' Compensation & Equity Awards
Effective February 19, 2013

	Board	Compensation Committee	FRMA Committee	N&CG Committee

Annual Retainer	$50,000	$3,000	$5,000	None

Annual Committee Chair Fees	N/A	$12,000	$15,000	$15,000

Meeting Fees	$2,000 in person, $1,000 telephonically*	$1,500 in person, $750 telephonically* These fees are also paid to the Chairman for meetings attended with Management between regular meetings. Only one meeting fee per day will be paid.	$1,500 in person, $750 telephonically* These fees are also paid to the Chairman for meetings attended with Management or Auditors between regular meetings. Only one meeting fee per day will be paid.	$1,500 in person, $750 telephonically* These fees are only paid for meetings not held in conjunction with a meeting of the Board of Directors. Only one meeting fee per day will be paid.

Initial Director Award	$75,000	N/A	N/A	N/A

Annual Director Award	$90,000	N/A	N/A	N/A

* If a Director attends in person a meeting noticed as a telephonic meeting, the Director receives the in person fee.